News Release

For more information, please contact:
Investors:
Dexter Congbalay
224-306-1535
dexter.congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Reports Fiscal Second Quarter 2022 Results; Updates Fiscal Year 2022 Outlook

Second Quarter Fiscal 2022 Highlights

●	Compared to Second Quarter Fiscal 2021:
●	Net sales increased 12% to $1,007 million
●	Income from operations declined 18% to $114 million
●	Net income declined 66% to $33 million
●	Diluted EPS declined 67% to $0.22 from $0.66
●	Adjusted Diluted EPS(1) declined 24% to $0.50 from $0.66
●	Adjusted EBITDA including unconsolidated joint ventures(1) declined 15% to $181 million
●	Capital Return to Shareholders:
●	Paid $34 million in cash dividends and announced a 4% increase in the quarterly dividend
●	Repurchased $50 million of common stock and increased share repurchase authorization by $250 million

Updated FY 2022 Outlook

●	Net sales growth above long-term target range of low-to-mid single digits
●	Net income and Adjusted EBITDA including joint ventures(1) expected to be pressured through fiscal 2022 due to higher potato, input and transportation costs
●	Gross margin of 18% to 20% or 600 to 700 basis points below pre-pandemic gross margin of 25% to 26%; previous gross margin estimate was 17% to 21%

EAGLE, ID (January 6, 2022) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its fiscal second quarter 2022 results and updated its fiscal 2022 outlook.

“We are pleased with our financial and operating progress in the quarter as we continue to navigate through a difficult and volatile macro environment defined by cost inflation, supply chain disruptions and production challenges due primarily to a tight labor market,” said Tom Werner, President and CEO. “We generated strong sales as solid demand across our restaurant and foodservice sales channels in North America drove volume growth, and as we continued to implement pricing actions in each of our business segments. These pricing actions, along with the other strategic actions we’ve taken to offset cost pressures and improve throughput in our factories, led to sequential gross margin gains in the quarter.”

“Looking ahead, we are on track to deliver our financial targets for the year. We expect our pricing actions, productivity improvements in our factories, and product optimization efforts to mitigate the effect of the ongoing macro-operational challenges and higher potato costs resulting from an exceptionally poor harvest in the Pacific Northwest. We remain confident in the strong long-term outlook for the global frozen potato category, and believe that executing on our strategies and ongoing investments in our business will keep us on a path to deliver sustainable, profitable growth and create value for our stakeholders.”

Summary of Second Quarter FY 2022 Results
($ in millions, except per share)

		Year-Over-Year	YTD	Year-Over-Year
	Q2 2022	Growth Rates	FY 2022	Growth Rates
Net sales	$1,006.6	12%	$1,990.8	13%
Income from operations	$114.4	(18%)	$174.6	(37%)
Net income	$32.5	(66%)	$62.3	(67%)
Diluted EPS	$0.22	(67%)	$0.42	(67%)
Adjusted Diluted EPS(1)	$0.50	(24%)	$0.70	(45%)
Adjusted EBITDA including unconsolidated joint ventures(1)	$180.9	(15%)	$304.3	(27%)

Q2 2022 Commentary

Net sales increased $110.5 million to $1,006.6 million, up 12 percent versus the prior year quarter, with volume and price/mix each up 6 percent. The ongoing recovery in demand for frozen potato products in the Company’s restaurant and foodservice channels in North America drove the increase in sales volumes, while the initial benefits of product pricing actions, as well as higher prices charged to customers for product delivery, primarily drove the increase in price/mix.

Income from operations declined $25.2 million to $114.4 million, down 18 percent versus the prior year quarter, reflecting lower gross profit and higher selling, general and administrative expenses (“SG&A”). Gross profit declined $18.0 million, as the benefits from increased sales volumes and higher price/mix were more than offset by higher manufacturing and distribution costs on a per-pound basis. The higher costs per pound predominantly reflected double-digit cost inflation from key inputs, particularly edible oils; ingredients, such as grains and starches used in product coatings; transportation; and packaging. The increase in costs per pound also reflected the effect of labor shortages on production run-rates, as well as lower raw potato utilization rates. The increase in per pound costs was partially offset by supply chain productivity savings. The decline in gross profit also included a $6.1 million decrease in unrealized mark-to-market adjustments associated with commodity hedging contracts, which includes a $1.0 million loss in the current quarter, compared with a $5.1 million gain related to these items in the prior year quarter.

SG&A increased $7.2 million compared to the prior year quarter, primarily due to a $2.5 million increase in advertising and promotion expenses (“A&P”), higher sales commissions associated with increased sales volumes, and higher expenses largely related to employee recruiting and retention. The increase in SG&A was partially offset by lower consulting expenses associated with improving the Company’s commercial and supply chain operations, as well as fewer expenses for its new enterprise resource planning system (“ERP”). Approximately $2 million of the ERP-related expenses recognized in the quarter consisted primarily of consulting expenses that will not continue after the Company implements the new ERP system, compared to approximately $5 million in the prior year quarter.

Net income was $32.5 million, down $64.4 million versus the prior year quarter, and Diluted EPS was $0.22, down $0.44 versus the prior year quarter. The declines were driven by a loss of $53.3 million ($40.5 million, or $0.28 per share, after-tax) associated with the extinguishment of debt (see Cash Flow and Liquidity below), as well as lower income from operations and equity method investment earnings.

Excluding a loss of $40.5 million after-tax for the extinguishment of debt, net income was $73.0 million, down $23.9 million versus the prior year quarter, and Adjusted Diluted EPS(1) was $0.50, down $0.16 versus the prior year quarter, reflecting lower income from operations and equity method investment earnings.

Adjusted EBITDA including unconsolidated joint ventures(1) declined $32.3 million to $180.9 million, down 15 percent versus the prior year quarter, driven by lower income from operations and equity method investment earnings.

The Company’s effective tax rate(2) in the second fiscal quarter was 22.8 percent, versus 24.8 percent in the prior year period. The Company’s effective tax rate varies from the U.S. statutory tax rate of 21 percent principally due to the impact of U.S. state taxes, foreign taxes, permanent differences, and discrete items.

Q2 2022 Segment Highlights

Global

Global Segment Summary

		Year-Over-Year
	Q2 2022	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$516.7	9%	5%	4%
Segment product contribution margin(3)	$80.9	(13%)

Net sales for the Global segment, which is generally comprised of the top 100 North American based quick service (“QSR”) and full-service restaurant chain customers as well as all of the Company’s international sales, increased $40.8 million to $516.7 million, up 9 percent versus the prior year quarter, with price/mix up 5 percent and volume up 4 percent. The increase in price/mix largely reflected the benefit of pricing actions, including higher prices charged for freight. Strong growth in shipments to restaurant chain customers in the U.S. drove the increase in sales volumes. While demand in most of the Company’s key international markets was solid, export sales volumes declined as a result of limited shipping container availability and disruptions to ocean freight networks.

Global segment product contribution margin declined $11.8 million to $80.9 million, down 13 percent versus the prior year quarter. Higher manufacturing and distribution costs per pound more than offset the benefit of favorable price/mix and higher sales volumes.

Foodservice

Foodservice Segment Summary

		Year-Over-Year
	Q2 2022	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$313.9	30%	8%	22%
Segment product contribution margin(3)	$104.4	19%

Net sales for the Foodservice segment, which services North American foodservice distributors and restaurant chains generally outside the top 100 North American based restaurant chain customers, increased $72.8 million to $313.9 million, up 30 percent versus the prior year quarter, with volume up 22 percent and price/mix up 8 percent. Strong demand at small and regional chain restaurants, as well as independently-owned restaurants, drove the increase in sales volumes. Shipments to non-commercial customers, such as lodging and hospitality, healthcare, schools and universities, sports and entertainment, and workplace environments, also increased versus the prior year quarter, but remained below pre-pandemic levels. The segment’s overall volume growth was tempered by the inability to serve full customer demand due to widespread industry supply chain constraints, including labor shortages, that resulted in lower production run-rates and throughput in the factories. The increase in price/mix largely reflected the initial benefits of pricing actions taken earlier in the year, higher prices charged for freight, and favorable mix.

Foodservice segment product contribution margin increased $16.7 million to $104.4 million, up 19 percent compared to the prior year quarter. Favorable price/mix and higher sales volumes drove the increase, and were partially offset by higher manufacturing and distribution costs per pound.

Retail

Retail Segment Summary

		Year-Over-Year
	Q2 2022	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$142.6	1%	5%	(4%)
Segment product contribution margin(3)	$21.4	(29%)

Net sales for the Retail segment, which includes sales of branded and private label products to grocery, mass merchant and club customers in North America, increased $1.9 million to $142.6 million, up 1 percent versus the prior year quarter, with price/mix up 5 percent and volume down 4 percent. The increase in price/mix was largely driven by favorable price in our branded portfolio, including higher prices charged for freight, and improved mix. The sales volume decline largely reflects lower shipments of private label products resulting from incremental losses of certain low-margin business, partially offset by an increase in branded product sales volumes. Product shipments were tempered by the inability to serve full customer demand due to lower production run-rates and throughput in the factories.

Retail segment product contribution margin declined $8.7 million to $21.4 million, down 29 percent versus the prior year quarter. Higher manufacturing and distribution costs per pound, a $1.9 million increase in A&P expenses, and lower sales volumes drove the decline.

Equity Method Investment Earnings

Equity method investment earnings from unconsolidated joint ventures in Europe, the U.S., and South America were $10.1 million and $19.2 million for the second quarter of fiscal 2022 and 2021, respectively. Equity method investment earnings included a $3.6 million unrealized gain related to mark-to-market adjustments associated with currency and commodity hedging contracts in the current quarter, compared to a $0.1 million unrealized loss related to these items in the prior year quarter.

Excluding the mark-to-market adjustments, earnings from equity method investments declined $12.8 million compared to the prior year period. The earnings decline largely reflects input cost inflation and higher manufacturing and distribution costs in Europe and the U.S.

Cash Flow and Liquidity

The Company ended the first half of fiscal 2022, with $621.9 million of cash and cash equivalents and no borrowings outstanding under its $1.0 billion revolving credit facility.

Net cash from operating activities was $207.5 million, down $111.3 million versus the first half of the prior year, primarily due to lower earnings. Capital expenditures, including information technology expenditures, were $148.1 million, up $94.4 million versus the prior year period, reflecting increased investments to support capacity expansion projects.

During the second quarter, the Company lowered the interest rates and extended the maturities on approximately $1.7 billion of its outstanding debt. In connection with doing so, the Company paid an aggregate call premium of $39.6 million in cash related to the loss on extinguishment of debt associated with the redemption of its senior notes due in 2024 and 2026.

Capital Returned to Shareholders

In the second quarter, the Company returned a total of $84.3 million to shareholders, including $34.3 million in cash dividends and $50.0 million through share repurchases. The Company repurchased 868,753 shares at an average price per share of $57.55. In December 2021, the Company announced a 4 percent increase in its quarterly dividend, and increased its existing share repurchase authorization by $250 million. The Company has approximately $344 million remaining under its updated share repurchase authorization.

Fiscal 2022 Outlook

The Company expects fiscal 2022 net sales growth will be above its long-term target of low-to-mid single digits. The Company anticipates net sales growth in the second half of fiscal 2022 will be driven largely by price/mix as the Company’s recent pricing actions are more fully implemented in the market. The Company expects to continue to benefit from solid global demand for frozen potato products, although growth in sales volumes may be tempered by disruptions to the Company’s production and logistics networks, as well as the effect of the COVID-19 variants on restaurant traffic and consumer demand.

The Company expects net income and Adjusted EBITDA including unconsolidated joint ventures(1) will be pressured for the remainder of fiscal 2022, as it manages through significant inflation for key production inputs, transportation and packaging compared to fiscal 2021 levels, as well as industrywide operational challenges, including labor shortages, and upstream and downstream supply chain disruptions, resulting from volatility in the broader supply chain. In addition, the Company’s raw potato costs on a per pound basis will increase as the year progresses due to the impact of extreme summer heat that negatively affected the yield and quality of potato crops in the Pacific Northwest.

Accordingly, the Company expects its full year fiscal 2022 gross margin to be 18 percent to 20 percent, or approximately 600 to 700 basis points below its pre-pandemic gross margin of 25 percent to 26 percent. The Company previously expected its full year fiscal 2022 gross margin to be 17 percent to 21 percent, or approximately 500 to 800 basis points below its pre-pandemic gross margin.

The Company continues to expect that ongoing investments in information technology, including the second phase of its ERP project, will increase operating expenses during the second half of fiscal 2022 as compared to the first half of the year. The Company expects that these investments will improve its ability to support growth and margin improvement over the long-term.

In addition, for fiscal 2022, the Company continues to expect:

●	Depreciation and amortization of approximately $190 million,
●	Income tax expense of approximately 22 percent, and
●	Cash used for capital expenditures, excluding acquisitions, of approximately $450 million.

The Company is increasing its estimate for interest expense, net to approximately $163 million from its previous estimate of approximately $115 million. The current estimate reflects the benefits of recent refinancing initiatives and includes a $53.3 million loss on the extinguishment of debt that the Company recognized during the second quarter of fiscal 2022.

End Notes

(1)	Adjusted Diluted EPS and Adjusted EBITDA including unconsolidated joint ventures are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures and the reconciliations at the end of this press release for more information.

(2)	The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.

(3)	For more information about product contribution margin, please see “Non-GAAP Financial Measures” and the table titled “Segment Information” included in this press release.

Webcast and Conference Call Information

Lamb Weston will host a conference call to review its second quarter fiscal 2022 results at 10:00 a.m. EST today, January 6, 2022. Participants in the U.S. and Canada may access the conference call by dialing 800-437-2398 and participants outside the U.S. and Canada should dial +1-323-289-6576. The confirmation code is 6173363. The conference call also may be accessed live on the internet. Participants can register for the event at:

https://globalmeet.webcasts.com/starthere.jsp?ei=1515279&tp_key=8e5bbed0b0.

A rebroadcast of the conference call will be available beginning on Friday, January 7, 2022 after 2:00 p.m. EST at https://investors.lambweston.com/events-and-presentations.

About Lamb Weston

Lamb Weston, along with its joint venture partners, is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 70 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “expect,” “improve,” “believe,” “will,” “continue,” “remain,” “support,” “anticipate,” “deliver,” “create,” “mitigate,” “increase,” “outlook,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company’s plans, execution, capital expenditures and investments, operational costs, pricing actions, and business outlook and prospects, as well as the impact of the COVID-19 pandemic on the Company’s industry and the global economy. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: impacts on the Company’s business due to health pandemics or other contagious outbreaks, such as the COVID-19 pandemic, including impacts on demand for its products, increased costs, disruption of supply, other constraints in the availability of key commodities and other necessary services or restrictions imposed by public health authorities or governments; the availability and prices of raw materials; labor shortages and other operational challenges; levels of pension, labor and people-related expenses; the Company’s ability to successfully execute its long-term value creation strategies; the Company’s ability to execute on large capital projects, including construction of new production lines or facilities; the competitive environment and related conditions in the markets in which the Company and its joint ventures operate; political and economic conditions of the countries in which the Company and its joint ventures conduct business and other factors related to its international operations; disruption of the Company’s access to export mechanisms; risks associated with possible acquisitions, including the Company’s ability to complete acquisitions or integrate acquired businesses; its debt levels; changes in the Company’s relationships with its growers or significant customers; the success of the Company’s joint ventures; actions of governments and regulatory factors affecting the Company’s businesses or joint ventures; the ultimate outcome of litigation or any product recalls; the Company’s ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Non-GAAP Financial Measures

To supplement the financial information included in this press release, the Company has presented product contribution margin on a consolidated basis, Adjusted EBITDA, Adjusted EBITDA including unconsolidated joint ventures, Adjusted Diluted EPS, and adjusted interest expense, income tax expense, and net income, each of which is considered a non-GAAP financial measure.

The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") that are presented in this press release. These measures are not substitutes for their comparable GAAP financial measures, such as gross profit, net income, diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way.

Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making. Management believes that presenting these non-GAAP financial measures provides investors with useful information because they (i) provide meaningful supplemental information regarding financial performance by excluding certain items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.

Lamb Weston Holdings, Inc.

Consolidated Statements of Earnings

(unaudited, in millions, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	November 28,	November 29,	November 28,	November 29,
	2021	2020	2021	2020
Net sales	$1,006.6	$896.1	$1,990.8	$1,767.6
Cost of sales	801.1	672.6	1,634.0	1,330.3
Gross profit	205.5	223.5	356.8	437.3
Selling, general and administrative expenses	91.1	83.9	182.2	162.0
Income from operations	114.4	139.6	174.6	275.3
Interest expense, net (1)	82.4	30.0	110.3	60.3
Income before income taxes and equity method earnings	32.0	109.6	64.3	215.0
Income tax expense	9.6	31.9	18.3	59.9
Equity method investment earnings	10.1	19.2	16.3	31.1
Net income	$32.5	$96.9	$62.3	$186.2
Earnings per share
Basic	$0.23	$0.66	$0.43	$1.27
Diluted	$0.22	$0.66	$0.42	$1.27
Dividends declared per common share	$0.235	$0.230	$0.470	$0.460
Weighted average common shares outstanding:
Basic	146.0	146.5	146.1	146.4
Diluted	146.3	147.1	146.6	147.1

Computation of diluted earnings per share:
Net income	$32.5	$96.9	$62.3	$186.2
Diluted weighted average common shares outstanding	146.3	147.1	146.6	147.1
Diluted earnings per share	$0.22	$0.66	$0.42	$1.27

(1)	Interest expense, net, for the thirteen and twenty-six weeks ended November 28, 2021, includes a loss on the extinguishment of debt of $53.3 million, which includes an aggregate call premium of $39.6 million related to the redemption of the Company’s 4.625% senior notes due 2024 and 4.875% senior notes due 2026, and the write-off of $13.7 million of previously unamortized debt issuance costs associated with those notes.

Lamb Weston Holdings, Inc.

Consolidated Balance Sheets

(unaudited, dollars in millions, except share data)

	November 28,	May 30,
	2021	2021
ASSETS
Current assets:
Cash and cash equivalents	$621.9	$783.5
Receivables, less allowance for doubtful accounts of $1.1 and $0.9	423.2	366.9
Inventories	613.9	513.5
Prepaid expenses and other current assets	58.8	117.8
Total current assets	1,717.8	1,781.7
Property, plant and equipment, net	1,568.0	1,524.0
Operating lease assets	136.1	141.7
Equity method investments	294.7	310.2
Goodwill	318.6	334.5
Intangible assets, net	35.0	36.9
Other assets	85.4	80.4
Total assets	$4,155.6	$4,209.4

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and financing obligations	$32.2	$32.0
Accounts payable	445.4	359.3
Accrued liabilities	215.4	226.9
Total current liabilities	693.0	618.2
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion	2,692.1	2,705.4
Deferred income taxes	161.4	159.7
Other noncurrent liabilities	243.9	245.5
Total long-term liabilities	3,097.4	3,110.6
Commitments and contingencies
Stockholders' equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 148,028,060 and 147,640,632 shares issued	148.0	147.6
Additional distributed capital	(825.8)	(836.8)
Retained earnings	1,238.3	1,244.6
Accumulated other comprehensive income (loss)	(7.5)	29.5
Treasury stock, at cost, 2,827,412 and 1,448,768 common shares	(187.8)	(104.3)
Total stockholders’ equity	365.2	480.6
Total liabilities and stockholders’ equity	$4,155.6	$4,209.4

Lamb Weston Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited, dollars in millions)

	Twenty-Six Weeks Ended
	November 28,	November 29,
	2021	2020
Cash flows from operating activities
Net income	$62.3	$186.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	94.9	94.7
Loss on extinguishment of debt	53.3	1.0
Stock-settled, stock-based compensation expense	9.6	11.3
Earnings of joint ventures in excess of distributions	(2.2)	(24.4)
Deferred income taxes	4.3	2.5
Other	(0.5)	15.5
Changes in operating assets and liabilities:
Receivables	(57.7)	(8.5)
Inventories	(101.3)	(140.3)
Income taxes payable/receivable, net	3.1	33.0
Prepaid expenses and other current assets	58.5	51.8
Accounts payable	94.7	138.5
Accrued liabilities	(11.5)	(42.5)
Net cash provided by operating activities	$207.5	$318.8
Cash flows from investing activities
Additions to property, plant and equipment	(147.1)	(42.3)
Additions to other long-term assets	(1.0)	(11.4)
Other	0.5	0.4
Net cash used for investing activities	$(147.6)	$(53.3)
Cash flows from financing activities
Proceeds from issuance of debt	1,655.4	—
Repayments of debt and financing obligations	(1,682.1)	(289.6)
Repurchase of common stock and common stock withheld to cover taxes	(83.5)	(9.8)
Dividends paid	(68.7)	(67.2)
Payments of senior notes call premium	(39.6)	—
Repayments of short-term borrowings, net	—	(498.8)
Other	(0.8)	(1.8)
Net cash used for financing activities	$(219.3)	$(867.2)
Effect of exchange rate changes on cash and cash equivalents	(2.2)	1.6
Net decrease in cash and cash equivalents	(161.6)	(600.1)
Cash and cash equivalents, beginning of period	783.5	1,364.0
Cash and cash equivalents, end of period	$621.9	$763.9

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, dollars in millions)

	Thirteen Weeks Ended
	Thirteen Weeks Ended	Fourteen Weeks Ended	Year-Over-
	November 28,	November 29,	Year Growth
	2021	2020	Rates	Price/Mix	Volume
Segment net sales
Global	$516.7	$475.9	9%	5%	4%
Foodservice	313.9	241.1	30%	8%	22%
Retail	142.6	140.7	1%	5%	(4%)
Other	33.4	38.4	(13%)	11%	(24%)
	$1,006.6	$896.1	12%	6%	6%

Segment product contribution margin (1)
Global	$80.9	$92.7	(13%)
Foodservice	104.4	87.7	19%
Retail	21.4	30.1	(29%)
Other (2)	(6.2)	10.5	(159%)
	200.5	221.0	(9%)
Add: Advertising and promotion expenses	5.0	2.5	100%
Gross profit	$205.5	$223.5	(8%)

	Twenty-Six Weeks Ended
			Year-Over-
	November 28,	November 29,	Year Growth
	2021	2020	Rates	Price/Mix	Volume
Segment net sales
Global	$1,017.9	$923.4	10%	4%	6%
Foodservice	635.3	477.8	33%	5%	28%
Retail	275.1	294.6	(7%)	4%	(11%)
Other	62.5	71.8	(13%)	10%	(23%)
	$1,990.8	$1,767.6	13%	4%	9%

Segment product contribution margin (1)
Global	$123.5	$170.5	(28%)
Foodservice	200.8	173.5	16%
Retail	36.2	65.9	(45%)
Other (2)	(12.8)	23.7	(154%)
	347.7	433.6	(20%)
Add: Advertising and promotion expenses	9.1	3.7	146%
Gross profit	$356.8	$437.3	(18%)

(1)	Product contribution margin is one of the primary measures reported to the Company’s chief operating decision maker for purposes of allocating resources to the Company’s segments and assessing their performance. Product contribution margin represents net sales less cost of sales and advertising and promotion expenses. Product contribution margin includes advertising and promotion expenses because those expenses are directly associated with the performance of the Company’s segments. Product contribution margin, when presented on a consolidated basis, is a non-GAAP financial measure. See “Non-GAAP Financial Measures” in this press release for a description of non-GAAP financial measures and the table above for a reconciliation of product contribution margin on a consolidated basis to gross profit.

(2)	The Other segment primarily includes the Company’s vegetable and dairy businesses and unrealized mark-to-market adjustments associated with commodity hedging contracts. Unrealized mark-to-market adjustments and realized settlements associated with commodity hedging contracts included a loss of $8.6 million and a gain of $4.3 million for the thirteen weeks ended November 28, 2021 and November 29, 2020, respectively; and a loss of $16.9 million and a gain of $12.1 million for the twenty-six weeks ended November 28, 2021 and November 29, 2020, respectively.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, dollars in millions)

There were no items impacting comparability during the thirteen and twenty-six weeks ended November 29, 2020.

	Thirteen Weeks Ended November 28, 2021
				Equity
	Income		Income	Method
	From	Interest	Tax	Investment		Diluted
	Operations	Expense	Expense (1)	Earnings	Net Income	EPS
As reported	$114.4	$82.4	$9.6	$10.1	$32.5	$0.22
Items impacting comparability:
Loss on extinguishment of debt (2)	—	(53.3)	12.8	—	40.5	0.28
Adjusted (3)	$114.4	$29.1	$22.4	$10.1	$73.0	$0.50

	Twenty-Six Weeks Ended November 28, 2021
				Equity
	Income		Income	Method
	From	Interest	Tax	Investment		Diluted
	Operations	Expense	Expense (1)	Earnings	Net Income	EPS
As reported	$174.6	$110.3	$18.3	$16.3	$62.3	$0.42
Items impacting comparability:
Loss on extinguishment of debt (2)	—	(53.3)	12.8	—	40.5	0.28
Adjusted (3)	$174.6	$57.0	$31.1	$16.3	$102.8	$0.70

(1)	Income tax expense is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings. Items impacting comparability are tax effected at the marginal rate based on the applicable tax jurisdiction.

(2)	See footnote (1) to the Consolidated Statements of Earnings above for a discussion of the item impacting comparability.

(3)	Adjusted interest expense, income tax expense, net income, and diluted earnings per share are non-GAAP financial measures. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of Lamb Weston. These non-GAAP financial measures provide a means to evaluate the performance of Lamb Weston on an ongoing basis using the same measures that are frequently used by the Company’s management and assist in providing a meaningful comparison between periods. See also “Non-GAAP Financial Measures” in this press release.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions)

To supplement the financial information included in this press release, the Company has presented Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures, which are non-GAAP financial measures. The following table reconciles net income to Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	November 28,	November 29,	November 28,	November 29,
	2021	2020	2021	2020
Net income	$32.5	$96.9	$62.3	$186.2
Equity method investment earnings	(10.1)	(19.2)	(16.3)	(31.1)
Interest expense, net	82.4	30.0	110.3	60.3
Income tax expense	9.6	31.9	18.3	59.9
Income from operations	114.4	139.6	174.6	275.3
Depreciation and amortization	46.2	46.6	92.2	92.2
Adjusted EBITDA (1)	160.6	186.2	266.8	367.5

Unconsolidated Joint Ventures (2)
Equity method investment earnings	10.1	19.2	16.3	31.1
Interest expense, income tax expense, and depreciation and
amortization included in equity method investment earnings	10.2	7.8	21.2	16.4
Add: Adjusted EBITDA from unconsolidated joint ventures	20.3	27.0	37.5	47.5

Adjusted EBITDA including unconsolidated joint ventures (1)	$180.9	$213.2	$304.3	$415.0

(1)	Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures are non-GAAP financial measures. Lamb Weston presents these measures because the Company believes they provide a means to evaluate the performance of the Company on an ongoing basis using the same measure frequently used by the Company’s management and assist in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures are not intended to be a substitute for GAAP financial measures and should not be used as such. See also “Non-GAAP Financial Measures” in this press release.

(2)	Lamb Weston holds equity interests in three potato processing joint ventures, including 50% of Lamb-Weston/Meijer v.o.f., Lamb-Weston/RDO Frozen, and Lamb Weston Alimentos Modernos S.A., which it accounts for its ownership under the equity method of accounting. See Note 4, Investments in Joint Ventures, of the Notes to Consolidated Financial Statements in “Part II, Item 8. Financial Statements and Supplementary Data” in the Company’s fiscal 2021 Form 10-K, for more information.